FOR IMMEDIATE RELEASE	Contact:	Peter J. Cunningham First Vice President, Investor Relations 516-327-7877 ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION TO PRESENT AT
LEHMAN BROTHERS FINANCIAL SERVICES CONFERENCE

Lake Success, New York, November 30, 2001 — Astoria Financial Corporation (Nasdaq: ASFC), announced that it will participate in a Financial Services Conference sponsored by Lehman Brothers in New York on December 3, 2001. Astoria’s Chairman, President and CEO George L. Engelke, Jr. will be presenting at the conference at 9:50 a.m. Eastern Time, and will be discussing, among other things, a review of financial results through the period ended September 30, 2001 as well as future initiatives as previously outlined in its third quarter earnings press release dated October 18, 2001 (“Press Release”) and its October 19th earnings conference call. The Company also expects to reiterate, that based on recent interest rate trends and forecasts, its core businesses, mortgage lending and retail banking will continue to show strong growth. In addition, it remains comfortable with the current First Call consensus operating EPS estimate of $1.22 for the 2001 fourth quarter ($0.61, as adjusted for the two-for-one stock split effective December 3, 2001). For 2002, it remains comfortable with its earnings guidance of between $5.90 — $5.95 diluted operating earnings per common share ($2.95 — $2.98, as adjusted for the stock split).

     Mr. Engelke’s slide presentation as well as the full text of the Press Release is available on the Company’s investor relations website, http://ir.astoriafederal.com or may be obtained by contacting its Investor Relations department at 516-327-7853. Such material is also being provided by filing of Form 8-K with the Securities and Exchange Commission.

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the second largest thrift institution in New York and sixth largest in the United States. Through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com, Astoria Federal provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio,

Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

This release may contain certain forward-looking statements and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

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